Exhibit 10.2

Execution Version

Chain Hoist Business (Damascus, VA)

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is entered into effective as of January 13, 2026 by and between COLUMBUS McKINNON CORPORATION, a New York corporation (“CMCO”), and ROYAL NY COMPANY HOLDINGS, LLC, a Delaware limited liability company, of which CMCO is the sole member (“Subsidiary”).

WITNESSETH:

WHEREAS, CMCO is the sole member of Subsidiary.

WHEREAS, Subsidiary is a disregarded entity for United States federal income tax purposes.

WHEREAS, CMCO, Subsidiary and Star Hoist Intermediate, LLC (“Buyer”) are parties to that certain Equity Purchase Agreement dated as of January 13, 2026 (the “Purchase Agreement”), whereby Buyer has agreed to purchase, and CMCO has agreed to sell, all of the issued and outstanding equity securities of Subsidiary, subject to the terms and conditions thereof.

WHEREAS, to facilitate the consummation of the transactions contemplated by the Equity Purchase Agreement, the Board of Directors of CMCO has determined that it is in the best interests of CMCO and its stockholders to contribute to Subsidiary certain assets of CMCO used in the conduct of CMCO’s business of developing, manufacturing, selling and distributing the powered and manual chain hoist, lifting equipment and trolley products listed on Schedule 1.1(a) and related parts and components therefor (the “Chain Hoist Business”) at its manufacturing facility located at 22364 Jeb Stuart Highway, Damacus, Virginia (the “Damascus Facility”) and certain related liabilities of CMCO (the “Contribution”); provided, however, for purposes of this Agreement the “Chain Hoist Business” shall not include the development, manufacture, selling or distribution of Little Mule® products or any related parts or components therefor, but, for the avoidance of doubt, the “Chain Hoist Business” shall include the development, manufacture, selling and distribution of (x) the Chester® products listed on Schedule 1.1(b) and any related parts or components therefor and (y) the Coffing® products listed on Schedule 1.1(c) and any related parts or components therefor (the products listed on Schedule 1.1(a), Schedule 1.1(b) and Schedule 1.1(c) are collectively referred to herein as the “Chain Hoist Products”).

WHEREAS, in connection with and in furtherance of the Contribution, CMCO desires to contribute, convey, assign, transfer and deliver to Subsidiary, and Subsidiary desires to receive, the Chain Hoist Business and the assets for the operation thereof as more fully set forth in Section 2.1 below, and to otherwise effect the Contribution, on the terms and conditions set forth herein.

WHEREAS, the parties hereto acknowledge and agree that it is a material inducement to Buyer’s agreement to enter into the Purchase Agreement, and a condition precedent to Buyer’s obligation to consummate the transactions contemplated by the Purchase Agreement, that CMCO effect the Contribution in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1. DEFINITIONS.

1.1 Undefined Capitalized Terms. Capitalized terms used herein that are not otherwise defined herein, shall have the meanings set forth in the Purchase Agreement.

2. CONTRIBUTION OF ASSETS.

2.1 Contribution of Assets. CMCO hereby agrees to, and to cause its Affiliates or subsidiaries, as applicable, to, contribute, convey, assign, transfer and deliver to Subsidiary, and Subsidiary hereby agrees to accept, free and clear of all Liens (other than Permitted Liens), all of CMCO’s (or its applicable Affiliate’s or subsidiary’s) right, title and interest of every kind and nature in and to the following (collectively, the “Contributed Assets”):

(a) (i) All tangible personal property located at the Damascus Facility (other than the tangible personal property set forth on Schedule 2.1(a)-1), (ii) all tangible personal property primarily used for the Coffing® products listed on Schedule 1.1(d) to the Purchase Agreement as determined in accordance with the principles set forth on Schedule 2.1(a)-2), and (iii) all other tangible personal property exclusively used in the Chain Hoist Business, including the machinery, equipment, vehicles, furniture, fixtures, tools, computers, telephones and other tangible personal property listed on Schedule 2.1(a)-3) attached hereto;

(b) All inventories, finished goods and products, works in progress, raw materials, spare parts, packaging materials and supplies (A) located at the Damascus Facility (other than those set forth on Schedule 2.1(b)) or (B) exclusively used or exclusively held for use or sale in the Chain Hoist Business, whether or not located at the Damascus Facility;

(c) All interests in real property of whatever nature, including fee simple interests, leasehold interests, subleases, easements, rights of way, licenses, and other real property interests, whether as owner, lessor, lessee, sublessor, sublessee, or otherwise, related to (i) CMCO’s facilities described or listed on Schedule 2.1(c) (collectively, the “Assigned Leases”), and (ii) the real property commonly known as 22364 Jeb Stuart Highway, Damascus, Virginia, together with all buildings, structures, fixtures, improvements, rights, privileges, easements, and appurtenances thereto (the “Owned Real Property”);

(d) All Contracts exclusively related to the Chain Hoist Business (except for Contracts that pertain to outstanding accounts receivable and those Contracts listed on Schedule 2.2(c)) including those Contracts listed on Schedule 2.1(d) attached hereto (the “Assigned Contracts”);

(e) All licenses, permits, registrations, approvals, authorizations, and other governmental consents described or listed on Schedule 2.1(e) attached hereto and all other licenses, permits, registrations, approvals, authorizations, and other governmental consents that relate to the Damascus Facility or exclusively to the Chain Hoist Business, to the extent that such items, or a right to use the same, can be transferred to Subsidiary under applicable Law (“Assigned Permits”);

(f) All prepaid accounts and expenses, security and other deposits made or held exclusively for the benefit of the Chain Hoist Business;

(g) Other than with respect to accounts and notes receivable, trade receivables, other receivables and other Excluded Assets, all causes of action, claims, demands, rights and privileges against third parties, and all rights under guarantees and warranties, rights of set-off, rights of recoupment, rights to indemnification, rights to refunds (other than refunds for Taxes paid by CMCO or its Affiliates, other than the Subsidiary), rights of recovery and similar rights, in each case to the extent exclusively arising out of or exclusively related to any of the Contributed Assets, any of the Assumed Liabilities (as hereinafter defined) or the Chain Hoist Business;

(h) All Proprietary Rights throughout the world and all rights associated therewith, in each case exclusively used or exclusively held for use in the Chain Hoist Business (“Assigned IP”), including (i) all Patents and applications therefor listed on Schedule 2.1(h) attached hereto and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, specifications, all industrial designs and any registrations and applications therefor, (iii) all Trademarks listed on Schedule 2.1(h) attached hereto and all goodwill connected with the use thereof and symbolized thereby, (iv) Internet domain names, Internet and World Wide Web URLs or addresses listed on Schedule 2.1(h) attached hereto (“Domain Names”), (v) Contracts pursuant to which CMCO grants any license, sublicense, covenant, right or immunity (including any right to receive or obligation to pay royalties or any other consideration) under or with respect to, any Assigned IP, and (vi) Contracts under which any Patents included in the Assigned IP are assigned to CMCO (or its applicable Affiliate or Subsidiary);.

(i) All originals, or where not available, copies, of all books and records, files, documents, correspondence, customer and supplier lists, sales and marketing materials, business plans, technical documentation, drawings, blueprints, manuals, records relating to any Assigned IP (including Patent and Trademark prosecution files) and other data and information (whether in tangible or electronic form), in each case, exclusively related to the Chain Hoist Business, in each case, possessed by, or under the control of, CMCO or its Subsidiaries or Affiliates;

(j) All telephone numbers, facsimile numbers, email addresses, and other contact information used exclusively in the Chain Hoist Business;

(k) All individual employee records, and related assets, relating to Transferred Employees (as hereinafter defined) that are transferable under applicable Law;

(l) All (A) computer and information management systems, databases, servers and (B) networks and telecommunications equipment and other computer hardware, in each case, owned by CMCO or any of its Subsidiaries or Affiliates and (x) located at the Damascus Facility or in the possession of Business Employees or (y) dedicated exclusively to the Chain Hoist Business;

(m) All Software owned by CMCO or any of its Subsidiaries or Affiliates and dedicated exclusively to the Chain Hoist Business;

(n) All other assets, properties, and rights of every kind and description, tangible or intangible, real, personal or mixed, wherever located, whether or not specifically referred to herein, that are (i) located at the Damascus Facility or (ii) exclusively used or exclusively held for use in the conduct of the Chain Hoist Business, including those described or listed on Schedule 2.1(m); and

(o) All goodwill associated with the Chain Hoist Business or the Contributed Assets, together with the right to represent to third parties that Subsidiary is the successor to the Chain Hoist Business.

2.2 Excluded Assets. Notwithstanding anything in this Agreement to the contrary and for the avoidance of doubt, the Contributed Assets shall not include, and CMCO shall retain title to, the following assets (collectively, the “Excluded Assets”):

(a) All cash and cash equivalents, marketable securities, and short-term investments;

(b) All accounts and notes receivable, trade receivables, other receivables, and rights to receive payments;

(c) All contracts and agreements other than Assigned Contracts, including those listed on Schedule 2.2(c) attached hereto and all purchase orders that pertain to outstanding accounts receivable;

(d) All corporate minute books, stock records, corporate seals, and other corporate governance documents of CMCO and its Affiliates (other than Subsidiary) other than those described in Section 2.1(i);

(e) All Tax Returns, Tax records, and other Tax-related documents of CMCO and its Affiliates (other than Subsidiary);

(f) All rights to refunds or credits of Taxes paid by CMCO or its Affiliates (other than Subsidiary);

(g) All insurance policies and rights thereunder, including rights to proceeds and claims under such policies (except as otherwise set forth in the Purchase Agreement);

(h) All employee benefit plans, programs and arrangements of CMCO and its Affiliates, and any assets, trusts, or insurance policies related thereto;

(i) All intercompany receivables, payables, and other intercompany accounts between CMCO (or its Affiliates) and Subsidiary, except as otherwise expressly provided in this Agreement;

(j) All rights in or to any assets, properties, or rights of any kind or description that are not otherwise used or held for use exclusively in the conduct of the Chain Hoist Business and that are not included as Contributed Assets pursuant to Section 2.1, including any shared services, assets, or resources that are not otherwise included as Contributed Assets pursuant to Section 2.1;

(k) All other assets, properties, and rights of every kind and description, tangible or intangible, real, personal, or mixed, wherever located, whether or not specifically referred to herein, that are not included as Contributed Assets pursuant to Section 2.1; and

(l) All assets listed on Schedule 2.2(l) attached hereto.

2.3 Assumed Liabilities. CMCO hereby agrees to assign to Subsidiary, and Subsidiary hereby agrees to assume and pay, perform, and discharge when due, from and after the Contribution Date, the following liabilities and obligations of CMCO (collectively, the “Assumed Liabilities”):

(a) All obligations and liabilities arising under the Assigned Contracts, but only to the extent such obligations and liabilities arise and relate to periods from and after the Contribution Date (and not, for the avoidance of doubt, arising or relating to any breach of an Assigned Contract prior to the Contribution Date);

(b) All obligations and liabilities arising under or relating to the Assigned Leases, but only to the extent such obligations and liabilities arise and relate to periods from and after the Contribution Date;

(c) All obligations and liabilities relating to the operation of the Chain Hoist Business or the ownership or use of the Contributed Assets (including accounts payable, accrued expenses, customer deposits, advance payments, warranty and service obligations, open purchase order obligations, and obligations to provide rebates, credits, or allowances), in each case to the extent arising out of or relating to the operation of the Chain Hoist Business or the ownership or use of the Contributed Assets, but except for those obligations and liabilities specifically set forth in Section 2.4;

(d) All product liability claims relating to Chain Hoist Products, including any claims for personal injury, property damage, or economic loss, and including any claims for strict liability, negligence, or other product liability-related claims (including asbestos related claims), but only to the extent such Chain Hoist Products are manufactured after the Contribution Date, but except for those obligations and liabilities specifically set forth in Section 2.4;

(e) All product warranty claims, and other warranty claims or obligations relating to Chain Hoist Products, regardless of when such Chain Hoist Products are manufactured, sold or distributed;

(f) All obligations and liabilities relating to Transferred Employees, including accrued but unused paid time off (PTO), vacation, sick leave, and other similar benefits, to the extent such obligations are transferable under applicable Law and relate to service with the Chain Hoist Business prior to the Contribution Date, but except for those obligations and liabilities specifically set forth in Section 2.4;

(g) All obligations and liabilities for Taxes relating to the Chain Hoist Business or the Contributed Assets relating to any Post-Closing Tax Period (other than, for the avoidance of doubt, any Excluded Taxes);

(h) All obligations and liabilities arising out of or relating to any Assigned Permits;

(i) All obligations and liabilities relating to Environmental Laws or Hazardous Materials, including any investigatory, remedial, or corrective obligations, fines, or penalties, and any liabilities arising from the Release of any Hazardous Materials, in each case to the extent relating to the operation of the Chain Hoist Business or the ownership or use of the Contributed Assets, whether known or unknown and whether arising before, on, or after the Contribution Date, but except for those obligations and liabilities specifically set forth in Section 2.4; and

(j) All other obligations and liabilities of every kind and description, whether accrued, contingent, or otherwise, to the extent arising exclusively out of or relating exclusively to the operation of the Chain Hoist Business or the ownership or use of the Contributed Assets, but except for those obligations and liabilities specifically set forth in Section 2.4.

2.4 Excluded Liabilities. Except as expressly provided in Section 2.3, Subsidiary does not assume any of the liabilities or obligations of CMCO (all such liabilities that are not Assumed Liabilities are collectively referred to herein as “Excluded Liabilities”) or any of the following liabilities or obligations of CMCO:

(a) Any obligations or liabilities relating to or arising out of any Excluded Asset;

(b) Any obligations or liabilities with respect to outstanding checks and pending electronic debits;

(c) Any obligations or liabilities relating to or arising from the ownership or operation of CMCO’s or its Affiliates’ businesses or assets other than the Chain Hoist Business and the Contributed Assets;

(d) Any (i) Taxes with respect to Subsidiary, the Chain Hoist Business or the Contributed Assets for any Pre-Closing Tax Period (including any Taxes attributable to the Contribution), (ii) Taxes of CMCO or its direct or indirect owners for any Tax period, (iii) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Subsidiary is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (iv) any Taxes of any person imposed on the Subsidiary (or Buyer or its Affiliates with respect to the Chain Hoist Business or the Contributed Assets) arising under the principles of transferee or successor liability by Law or Contract relating to an event or transaction occurring before the Closing Date (“Excluded Taxes”);

(e) Any obligations or liabilities relating to the use or presence of asbestos (in any form) in the manufacture of Chain Hoist Business products prior to the Contribution Date, including any obligations or liabilities relating to the exposure or alleged exposure of any person after the Contribution Date to asbestos in Chain Host Business products manufactured prior to the Contribution Date;

(f) Any obligations or liabilities in respect of any pending or threatened Proceeding arising out of, relating to or otherwise in respect of the operation of the Chain Hoist Business to the extent such Proceeding relates to such operation at or prior to the Contribution Date;

(g) Any obligations or liabilities in respect of earn-out obligations or other payments related to an acquisition or disposition of a business (other than pursuant to the transactions contemplated hereby and the Purchase Agreement);

(h) Any obligations or liabilities in respect of interest rate, currency, commodity or other swaps, options, derivatives and other hedging or financial derivative agreements or arrangements that will be payable upon termination thereof;

(i) Any obligations or liabilities, whether interest bearing or otherwise, owed by CMCO or any of its Affiliates, other than obligations arising under this Agreement, the Purchase Agreement or any Related Documents;

(j) Any obligations or liabilities with respect any severance relating to any termination of employment of any Business Employee occurring on or before the Closing Date, including all employer Taxes with respect thereto;

(k) Any obligations or liabilities relating to current or former employees of the Chain Hoist Business, including the Transferred Employees, for personal injury or death arising from events occurring prior to the Contribution Date;

(l) Any obligations or liabilities with respect to any declared but unpaid dividends or distributions;

(m) Any obligations or liabilities with respect to off balance sheet financing, including accounts receivable factoring;

(n) Any judgments, settlements, fines, penalties, damages (liquidated or otherwise), in each case to the extent related to the period at and prior to Contribution Date and any accrued legal fees, or the amount of balance sheet reserves for any anticipated legal costs and expenses; and

(o) Any obligations or liabilities for Indebtedness of CMCO or any of its Affiliates (other than to the extent included as Indebtedness shown in the Closing Statement that has become final and binding on CMCO and Buyer pursuant to Section 2.4 of the Purchase Agreement).

2.5 Schedules Update. The parties hereto understand and acknowledge that certain of the Schedules set forth in Section 2 hereof are illustrative in nature and were compiled based upon information as of the most recent practicable date, and the parties hereto agree that CMCO shall, in reasonable consultation with Buyer, be permitted no later than five (5) Business Days prior to the Contribution Date, to update Schedules 2.1(a)-3, 2.1(d), 2.1(e), and 2.1(m) in good faith to reflect changes to the information thereon as the result of changes arising in the Ordinary Course of Business to the Contributed Assets required to be listed. Such updated Schedules so delivered to Subsidiary shall be deemed to replace the prior version of such Schedule for all purposes hereof. Buyer is expressly intended as a third-party beneficiary of this Section 2.5.

3. REPRESENTATIONS AND WARRANTIES OF CMCO.

CMCO represents and warrants to Subsidiary as of the date hereof and as of the Contribution Date, as follows:

3.1 Organization, Good Standing and Authority. CMCO is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. CMCO is the sole member of Subsidiary. CMCO has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

3.2 Valid and Binding Agreement. This Agreement has been duly executed and delivered by CMCO and constitutes the valid and binding agreement of CMCO, enforceable against CMCO in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

3.3 Title to Properties; Sufficiency of Assets. Except as disposed of in the Ordinary Course of Business, CMCO has good and marketable title to, or in the case of leased tangible assets and other personal property, a valid leasehold interest in, the Contributed Assets, free and clear of any Liens (other than Permitted Liens).

4. REPRESENTATIONS AND WARRANTIES OF SUBSIDIARY.

Subsidiary hereby represents and warrants to CMCO as of the date hereof and as of the Contribution Date, as follows:

4.1 Organization, Good Standing and Authority. Subsidiary is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Subsidiary has the full limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

4.2 Valid and Binding Agreement. This Agreement has been duly executed and delivered by Subsidiary and constitutes the valid and binding agreement of Subsidiary, enforceable against Subsidiary in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

5. CERTAIN COVENANTS WITH RESPECT TO THE CONTRIBUTION

5.1 Wrong Pockets.

(a) If, at any time within thirty-six (36) months following the Contribution Date, either party discovers that (i) any asset, property, right, or interest (including any contract, agreement, permit, or Proprietary Right) or liability or obligation that should have been transferred, assigned, conveyed, or assumed by Subsidiary as a Contributed Asset or Assumed Liability pursuant to this Agreement was not so transferred, assigned, conveyed, or assumed, or (ii) any asset, property, right, or interest or liability or obligation that should not have been transferred, assigned, conveyed, or assumed by Subsidiary as a Contributed Asset or Assumed Liability was so transferred, assigned, conveyed, or assumed, then: (A) in the case of clause (i), CMCO (with respect to assets, properties, rights, or interests) or Subsidiary (with respect to liabilities or obligations) shall, at its own expense and without the requirement of any further consideration, promptly (and in any event, within three (3) Business Days) transfer, assign, convey, deliver, or assume such asset, property, right, interest, liability, or obligation to or by Subsidiary, together with all necessary instruments of transfer, assignment, or assumption; and (B) in the case of clause (ii), Subsidiary (with respect to assets, properties, rights, or interests) or CMCO (with respect to liabilities or obligations) shall, at the expense of CMCO and without the requirement of any further consideration, promptly (and in any event, within three (3) Business Days) transfer, assign, convey, deliver, or assume back such asset, property, right, interest, liability, or obligation to or by CMCO, together with all necessary instruments of transfer, assignment, or assumption. The provisions of this Section 5.1(a) shall apply only to discoveries made within thirty-six (36) months following the Contribution Date, and shall not apply to any asset, property, right, interest, liability, or obligation discovered thereafter.

(b) Without limiting the foregoing, if, at any time following the Contribution Date, either party identifies a Patent owned or otherwise licensable or otherwise controlled by CMCO or by any of CMCO’s Subsidiaries (as “Subsidiaries” is defined in Purchase Agreement, but excluding in each case any Patent owned by or otherwise licensable or otherwise controlled by Kito Crosby Limited, a company incorporated under the laws of England and Wales, or any of its Subsidiaries) as of the date hereof or the Closing Date, or any other Patent that claims priority directly or indirectly from, or from which priority is directly or indirectly claimed by, or that has common priority with, any such Patent, that is necessary for or otherwise infringed by the conduct of the Chain Hoist Business, as such business is conducted as of the Contribution Date and/or any natural evolutions thereof (collectively, the “Licensed Business”), then CMCO, on behalf of itself and its Subsidiaries, hereby automatically grants to Subsidiary and its Subsidiaries, without any further action required by either party and retroactively effective as of the Contribution Date, a worldwide, and non-terminable (except in the event of termination of the Purchase Agreement and this Agreement), royalty-free, fully paid-up, sublicensable (to the extent permitted in Section 5.1(b)(i)), transferable (to the extent permitted in Section 5.1(b)(ii)), non-exclusive license under such Patent for the entire life of such Patent to make, have made, use, lease, sell, offer to sell, import, export and otherwise exploit or dispose of any products or services of the Subsidiary and its Subsidiaries in connection with the Licensed Business. CMCO hereby covenants and agrees that it will not institute, maintain, or prosecute any action or Proceeding against Subsidiary or any of its suppliers, manufacturers, distributors, resellers, consultants, contractors, service providers and direct or indirect customers alleging infringement of any Patent licensed to Subsidiary under this Section 5.1(b) in connection with Subsidiary’s operation of the Licensed Business; this covenant and the foregoing licensing obligation shall be tied to and run with title to each Patent to the extent CMCO transfers ownership or exclusively licenses any such Patent; and shall be binding on any such subsequent owner or licensee, regardless of whether such subsequent owner or licensee executes a written assumption of such covenant or licensing obligation.

(i) Subsidiary may grant sublicenses of the rights granted to it pursuant to Section 5.1(b) to its Affiliates (for so long as they remain Affiliates), and may also grant sublicenses of such rights to suppliers, manufacturers, distributors, resellers, consultants, contractors, service providers and direct and indirect customers solely in connection with the products and services of the Licensed Business.

(ii) Subsidiary may not assign the rights granted to Subsidiary pursuant to Section 5.1(b) without the prior written consent of CMCO, except in the event of an assignment by Subsidiary, in whole or in part, to (A) an Affiliate of Subsidiary, (B) as part of a merger, consolidation, reorganization or change of control of such Subsidiary (whether or not Subsidiary is the surviving entity), or (C) as part of a sale of all or substantially all of the assets of the Licensed Business. The foregoing assignment rights shall apply to any assignment by Subsidiary of the Licensed Business, whether in whole or in part, and any remaining rights under the license and covenant set forth in this Section 5.1(b) shall otherwise remain in effect with respect to any portion of the Licensed Business retained (if any) by Subsidiary.

(iii) For clarity, this Section 5.1(b) is not intended to in any way limit or supersede Section 5.1(a), and as such if any Patent meets the requirements of Section 5.1(a), the transfer mechanisms set forth therein shall remain effective with respect to such Patent notwithstanding the provisions of this Section 5.1(b).

(c) Each party shall, and shall cause its Affiliates to, cooperate fully with the other party and execute and deliver such further instruments and take such further actions as may be reasonably necessary to effectuate the intent of this Section 5.1(a).

5.2 Further Assurances. From and after the Contribution Date, each of the parties hereto shall, at the reasonable request of the other party, execute and deliver, or cause to be executed and delivered, such further instruments of transfer, assignment, conveyance, endorsement, acknowledgment, and assumption and take such other actions as may be reasonably necessary or desirable to effectuate the purposes of this Agreement and to vest in Subsidiary full right, title, and interest in and to the Contributed Assets and/or the Assumed Liabilities, and otherwise to carry out the intent and purposes of this Agreement.

5.3 Required Consents. CMCO shall promptly after the date hereof apply for or otherwise seek and use commercially reasonable efforts to obtain (including the furnishing of all financial and other information reasonably required by the party whose consent or approval is being sought, but not including, the payment of any cost or fee that is not contractually required), solely at CMCO’s expense, the authorizations, consents, waivers and approvals required in connection with the assignment of the Assigned Contracts, Assigned Leases and Assigned Permits (the “Required Consents”).

5.4 Non-Assignability of Contributed Assets. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the Contributed Assets are not assignable or not transferable to Subsidiary, or the assignment or transfer thereof to Subsidiary is prohibited by any applicable Law or would require any consent and such applicable Law shall not have been satisfied or such consent shall not have been obtained, as the case may be, prior to the Contribution Date, Subsidiary may elect, upon notice to CMCO, that this Agreement shall not constitute an assignment or transfer thereof (any such assets or rights, the “Non-contributed Assets”). If Subsidiary delivers such a notice, then (a) CMCO shall continue to hold such Non-contributed Assets (in the case of real or personal property) and be bound thereby (in the case of contracts and agreements), which shall be at the sole cost and expense of Subsidiary and without any liability to CMCO other than due to its willful misconduct or gross negligence; provided that CMCO uses commercially reasonable efforts to mitigate the costs of holding or performing such Non-contributed Assets, (b) at Subsidiary’s option, CMCO shall cooperate with Subsidiary to establish an arrangement reasonably satisfactory to Subsidiary and CMCO under which Subsidiary would obtain the claims, rights and benefits and assume the corresponding liabilities and obligations under such Non-contributed Assets arising from and after the Contribution Date (including by means of any subcontracting, sublicensing or subleasing arrangement) or under which CMCO would enforce for the benefit of Subsidiary, with Subsidiary assuming and agreeing to pay CMCO’s related obligations arising from and after the Contribution Date (but not including any Excluded Liabilities), all claims, rights and benefits of CMCO against a third party relating thereto and (c) CMCO shall cooperate with Subsidiary as Subsidiary may reasonably request, to continue to seek to satisfy such applicable Law or obtain such consents. Once such applicable Law is complied with or consent is obtained for the assignment or transfer of any Non-contributed Asset, CMCO shall use its reasonable efforts to cooperate with Subsidiary to assign or transfer such Non-contributed Asset to Subsidiary or an Affiliate of Subsidiary at no additional cost to Subsidiary as soon as reasonably practicable.

5.5 Bulk Sales. Each party hereby waives compliance by the parties with the provisions of any applicable bulk sales or bulk transfer Laws in connection with the transactions contemplated by this Agreement. The parties acknowledge and agree that the failure to comply with any such Laws shall not provide any party hereto, or any other person, with any right to rescind, avoid, or otherwise challenge the validity of any of the transactions contemplated by this Agreement.

5.6 Employees.

(a) Effective on the Contribution Date, the employment of all Business Employees (the “Transferred Employees”) will transfer from CMCO to the Subsidiary on the same terms and conditions consistent with the Purchase Agreement. All Transferred Employees will receive reasonable notice of their transfer of employment prior to the Contribution Date. Schedule 5.6 contains a complete and accurate list of each of the Transferred Employees as of the Contribution Date.

(b) Notwithstanding Section 5.6(a) hereof, from and after the date hereof and until the Contribution Date, each of CMCO and Buyer shall cooperate in good faith and acting reasonably to identify the Business Employees located outside of the United States who will be transferred to the Business (the “Delayed Transferred Employees”) each of whom will remain employed by CMCO or its relevant Affiliate on the Contribution Date and will transfer to the Subsidiary or its relevant Affiliate and become Transferred Employees on the terms and conditions set forth in Section 5.6(a) above once Subsidiary or an Affiliate thereof has established an entity that is legally able to hire and employ each such Delayed Transferred Employee (each, a “NewCo Entity”), and the relevant NewCo Entity has provided reasonable notice of such Delayed Transferred Employees’ transfer of employment (the “Transition Period”). From the Contribution Date until the end of the Transition Period, the Delayed Transferred Employees shall provide to Subsidiary or an Affiliate thereof the services described in the arrangement set forth in and appended to the Transition Services Agreement to be entered into by and between CMCO and Buyer. If, within 90 days following the Contribution Date, Subsidiary or its relevant Affiliate has not met its obligations herein to set up and operationalize the NewCo Entities in each jurisdiction in which the Delayed Transferred Employees are located, then Subsidiary or its relevant Affiliate shall provide each such Delayed Transferred Employee with employment through a third-party employer of record, on the terms set forth in Section 5.6(a) herein, within 30 days of such determination. For purposes of Section 2 hereof, and solely with respect to the Delayed Transferred Employees (and any Contributed Assets (e.g., laptops) in the possession of such Delayed Transferred Employees), the Contribution Date shall be considered the date on which any such Delayed Transferred Employees becomes a Transferred Employee as set forth herein.

6. CONDITIONS PRECEDENT; CONTRIBUTION DATE DELIVERIES

6.1 Conditions Precedent to the Contribution. The parties hereto shall use reasonable best efforts to satisfy the conditions set forth below in this Section 6.1 and consummate the Contribution. The “Contribution Date” shall be effective as of 11:59 p.m. ET on the calendar day immediately preceding the Closing of the transactions contemplated by the Purchase Agreement, provided that CMCO has theretofore determined that all of the following conditions have been satisfied or waived:

(a) The parties shall have executed and delivered a Bill of Sale and Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit A.

(b) The parties shall have executed and delivered an Assignment and Assumption of Real Property Leases, in substantially the forms attached hereto as Exhibit B,

(c) CMCO shall have executed and delivered a general warranty deed with respect to the Owned Real Property, in substantially the form attached hereto as Exhibit C, and Subsidiary shall be authorized to file and record such deed with the applicable Governmental Entity.

(d) CMCO shall have executed and delivered one or more intellectual property assignment agreements with respect to the Assigned IP in the forms attached hereto as Exhibit D (the “IP Assignment Agreements”), and Subsidiary shall be authorized to file and record the IP Assignment Agreements with the United States Patent and Trademark Office (or other applicable foreign registration authorities (if any)).

(e) Each of the Required Consents listed on Schedule 6.1(e) shall have been obtained and shall be in full force and effect.

(f) All material governmental approvals necessary to consummate the Contribution shall have been obtained and be in full force and effect.

(g) No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Contribution shall be in effect.

(h) No other events or developments shall have occurred prior to the Contribution Date that would result in the Contribution having a material adverse effect on CMCO.

(i) Such other instruments of assignment, transfer and conveyance as Subsidiary may reasonably request shall have been executed (together with the other documents referenced in Section 6.1(a)-(d), the “Conveyance Documents”).

6.2 Fulfilment of Conditions. The foregoing conditions are for the sole benefit of CMCO and shall not give rise to or create any duty on the part of CMCO to waive or not waive such conditions. Any determination made by an authorized representative of CMCO prior to the Contribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 6.1 shall be conclusive.

7. MISCELLANEOUS

7.1 No Survival. None of the representations, warranties, covenants or agreements set forth in this Agreement (or in any document, certificate, statement or instrument delivered pursuant to or contemplated by this Agreement) shall survive the Closing, other than each covenant and agreement set forth in this Agreement that by its terms is to be performed following the Contribution, which shall survive the Contribution until fully performed. No Party or any of its respective Affiliates shall have any liability with respect to any representation, warranty, covenant or agreement from and after the time that such representation, warranty, covenant or agreement ceases to survive hereunder.

7.2 Amendments and Modifications. No amendment or modification of this Agreement or any Exhibit or Schedule hereto shall be valid unless made in writing and signed by CMCO and Subsidiary.

7.3 Non-Assignability; Binding Effect. Neither this Agreement, nor any of the rights or obligations of the parties hereunder, shall be assignable by either party hereto without the prior written consent of the other party.

7.4 Entire Agreement; Waivers. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements or understandings as to such subject matter. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

7.5 Governing Law. The Law of the State of Delaware shall govern (i) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (ii) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. EACH PARTY HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES DISTRICT COURT LOCATED IN WILMINGTON, DELAWARE OR DELAWARE CHANCERY COURT LOCATED IN WILMINGTON, DELAWARE (OR IF, BUT ONLY IF, SUCH COURTS DO NOT HAVE SUBJECT MATTER JURISDICTION, ANOTHER STATE COURT SITTING IN THE STATE OF DELAWARE) AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS. Nothing in this Section 7.5, however, shall affect the right of any party to serve legal process in any other manner permitted by Law or at equity. Each party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

7.6 Counterparts. This Agreement and agreements, certificates, instruments and documents entered into in connection herewith may be executed and delivered in one or more counterparts, including email or other digital format, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No party shall raise the use of email or other digital format to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email or other digital format as a defense to the formation or enforceability of a contract and each party forever waives any such defense.

7.7 Interpretation. All references herein to a Section, Exhibit or Schedule are to a Section, Schedule or Exhibit of or to this Agreement, unless otherwise expressly indicated. The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including all Exhibits and Schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears. The words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “,without limitation,”. Unless the context requires otherwise, the word “or” shall not be interpreted as an expression of either state of possibility but shall be construed to mean “and/or.” The word “all” shall mean “any and all”. All nouns and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons, firm or firms, corporation or corporations, entity or entities or any other thing or things may require.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COLUMBUS McKINNON CORPORATION

By:	/s/ David J. Wilson
Name:	David J. Wilson
Title:	President and Chief Executive Officer

ROYAL NY COMPANY HOLDINGS, LLC

By:	/s/ David J. Wilson
Name:	David J. Wilson
Title:	Manager